Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to Comprehensive Care Corporation of our report dated August 3, 2006, with respect to the consolidated financial statements included in the Annual Report (Form 10-K) for the year ended May 31, 2006.
/s/ Kirkland, Russ, Murphy & Tapp P.A.
Clearwater, Florida
August 17, 2006